SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC  20549

                             SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a) of the Securities
                               Exchange Act of 1934

Filed by the Registrant                        X
                                            -------
Filed by a Party other than the Registrant  -------

Check the appropriate box:

----- Preliminary Proxy Statement

----- Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2)0
  X
----- Definitive Proxy Statement

----- Definitive Additional Materials

----- Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                            METROLOGIC INSTRUMENTS, INC.
   ------------------------------------------------------------------------
                  (Name of Registrant as Specified in its Charter)

   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  X
----- No fee required
----- Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
      1) Title of each class of securities to which transaction applies:

         -------------------------------------------------------------------

      2) Aggregate number of securities to which transaction applies:

         -------------------------------------------------------------------

      3) Per *unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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      4) Proposed maximum aggregate value of transaction:

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      5) Total fee paid:

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     ____Fee paid previously with preliminary materials.

     ____Check if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount previously paid:_________________________________________
     2)  Form, Schedule or Registration Statement No.____________________
     3)  Filing party:___________________________________________________
     4)  Date filed:_____________________________________________________

                                 90 COLES ROAD
                          BLACKWOOD, NEW JERSEY 08012



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON THURSDAY, JUNE 25, 1998




         The 1998 Annual Meeting of Shareholders (the "Annual Meeting") of Metrologic Instruments, Inc., a New Jersey corporation (the "Company"), will be held on Thursday, June 25, 1998, at 3:30 p.m., Eastern Daylight Time, at the Company's corporate offices, located at 90 Coles Road, Blackwood, New Jersey 08012, for the following purposes:

         1. To elect one Class I director to hold office until the Annual Meeting of Shareholders in 2001;

         2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998; and

         3. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on April 28, 1998 as the record date for the Annual Meeting. Only shareholders of record at that time are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

         Whether or not you expect to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy in the envelope enclosed for your convenience.


                                        By Order of the Board of Directors,


                                       Janet H. Knowles
                                       Secretary

May 27, 1998

                                PROXY STATEMENT


METROLOGIC INSTRUMENTS, INC.                                      May 27, 1998
90 Coles Road
Blackwood, New Jersey 08012


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Metrologic Instruments, Inc. (the "Company") of proxies for the 1998 Annual Meeting of Shareholders (the "Annual Meeting") to be held on June 25, 1998, and any adjournments or postponements thereof. Copies of this Proxy Statement and the accompanying proxy are first being sent to shareholders on or about May 27, 1998.

         The entire cost of this proxy solicitation will be borne by the Company. Solicitation may be by mail, telegram or in person. Some of the officers and other employees of the Company may solicit proxies personally and by telephone. Management may also request banks, brokerage firms, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies and will reimburse them for expenses incurred by them in connection therewith.

         The holders of record of Common Stock of the Company, par value $.01 per share (the "Common Stock"), at the close of business on April 28, 1998 (the "Record Date") will be entitled to vote on all matters to be voted upon at the Annual Meeting and any adjournments or postponements thereof.

         The Company had 5,390,808 shares of Common Stock issued and outstanding on the Record Date. Each share of Common Stock is entitled to one vote per share. The presence at the Annual Meeting in person or by proxy of shareholders entitled to cast at least a majority of the votes at the Annual Meeting will constitute a quorum at the Annual Meeting. Broker non-votes and abstentions will be counted in determining the presence of a quorum, but will not be voted.

         Subject to the conditions set forth in the Notice of Annual Meeting accompanying this Proxy Statement, the shares represented by each executed proxy will be voted in accordance with the instructions given. If no instruction is made on an executed proxy, the proxy will be voted FOR the election of the nominee named thereon to the Board of Directors and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 1998 fiscal year. The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. Any shareholder giving a proxy has the power to revoke the proxy by filing a written notice of revocation with the Secretary of the Annual Meeting prior to the voting of the proxy or by voting the shares subject to the proxy by written ballot. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. With regard to the ratification of the appointment of the Company's independent auditors for the 1998 fiscal year, shareholders may cast their votes in favor or against, or may abstain. Abstentions will have the effect of a negative vote, while broker non-votes will have no effect on the outcome of the vote. Shareholders entitled to vote may do so in person or by proxy. The Company may require that any votes cast in person be cast by written ballot.

                             ELECTION OF DIRECTORS

         The Company's Board of Directors is divided into three classes. Directors in each class are elected to serve for a term of three years. The terms are staggered so that only approximately one-third of the Board of Directors will stand for election each year. At the Annual Meeting, one person will be elected to the Board of Directors to serve until the 2001 Annual Meeting of Shareholders or his or her successor is elected and qualified.

         The persons named in the enclosed proxy will vote for the election of the nominee named below unless authority to vote is withheld. In the event that the nominee is unable to serve, the persons named in the proxy will vote for such substitute nominee as they, in their discretion, shall determine. The Board of Directors has no reason to believe that the nominee named herein will be unable to serve.

Nominee for Term Expiring in 2001

William Rulon-Miller

         Mr. Rulon-Miller, 49, became a director of the Company on December 12, 1997. Mr. Rulon-Miller joined Janney Montgomery Scott Inc. in 1979, and currently serves as Senior Vice President and Co-Director of Investment Banking. Prior to that date, he was an officer in the Corporate Finance department of Smith Barney Inc. where he worked in both the New York City and San Francisco offices. He has been involved with financings, ranging from $2.0 million to over $1.0 billion, and has raised over $10.0 billion in capital through public and private offerings of debt, equity and hybrid securities. In addition, he has significant experience in mergers and acquisitions and other financial advisory roles on behalf of corporate clients. He has served and continues to serve on the Boards of Directors of numerous publicly held and private corporations and is currently on the Board of Directors of Intelligent Electronics, Inc., Mothers Work Inc., and the JPM Company, Inc. He is a partner of Five Penn Center Partners and a director of The Penn Janney Fund, Inc., which are private venture capital organizations. Mr. Rulon-Miller graduated from Princeton University and received an M.B.A. from the Wharton School of the University of Pennsylvania.

         The Board of Directors recommends a vote "FOR" the election of Mr. Rulon-Miller.

Board of Directors

         The following persons represent the remaining members of the Board of Directors with terms expiring after 1998:

C. Harry Knowles     Mr. Knowles, 69, is the founder of the Company and has
been Chairman of the Board of Directors since the Company's inception. Mr. Knowles served as President of the Company from its inception through 1982 and has served as its President and Chief Executive Officer since 1985. In addition, Mr. Knowles served as Chief Technical Officer with responsibility for all of the Company's research and development activities from 1982 to 1985. Since 1988, Mr. Knowles has served as a Managing Director of Metrologic Instruments GmbH, a wholly owned subsidiary of the Company. Prior to founding the Company, Mr. Knowles was the general manager of Westinghouse Electric Corporation's integrated circuits division in Elkridge, Maryland. Mr. Knowles is married to Janet H. Knowles, the Vice President, Administration, Secretary, Treasurer and a director of the Company. Mr. Knowles' current term as a director expires in 2000.

Janet H. Knowles     Mrs. Knowles, 56, was a director of the Company from 1972
to 1984 and has served as a director since 1986. Mrs. Knowles served as Vice President, Administration from 1976 to 1983 and has served in that capacity and as Secretary since 1984, and as Treasurer since 1994. Mrs. Knowles is responsible for the Company's administrative matters. Mrs. Knowles is married to C. Harry Knowles, the President, Chief Executive Officer and Chairman of the Board of Directors of the Company. Mrs. Knowles' current term as a director expires in 1999.

Stanton L. Meltzer   Mr. Meltzer, 59, has been a director of the Company
since 1987. Mr. Meltzer is a certified public accountant and since 1964 has been a principal in the firm of Gold, Meltzer, Plasky & Wise, a professional corporation of certified public accountants, located in Moorestown, New Jersey. Mr. Meltzer's current term as a director expires in 2000.

Meetings and Committees of the Board of Directors

         The Board of Directors has an Audit Committee, a Compensation Committee and an Incentive Committee. These committees were formed in September 1994 in connection with the Company's initial public offering. The Company does not have a Nominating Committee. The Audit Committee met once during 1997. Although the Compensation Committee and Incentive Committee did not meet during 1997, both committees have met once as of the Record Date.

         The Audit Committee is comprised of Mr. Meltzer and, effective December 12, 1997, Mr. Rulon-Miller. The Audit Committee communicates with and receives information directly from the Company's independent auditors and reviews the Company's financial controls, policies and procedures.

         The Compensation Committee is comprised of Mr. Meltzer and, effective December 12, 1997, Mr. Rulon-Miller. The Compensation Committee periodically reviews and evaluates the compensation of the Company's officers and establishes guidelines for compensation for the Company's personnel.

         The Incentive Committee is comprised of Mr. and Mrs. Knowles. The Incentive Committee administers the Company's Incentive Plan and the Employee Stock Purchase Plan.

         The Board of Directors held one meeting in 1997.

Compensation Committee Interlocks and Insider Participation

         Stanton L. Meltzer, a member of the Compensation Committee, is a principal of an accounting firm which, in fiscal 1997, received approximately $75,000 for tax consulting services performed for the Company.

Compensation of Directors

         Directors who are not employees of the Company receive an annual retainer of $10,000 plus expenses, and fees of $1,000 for each Board of Directors' meeting attended and $500 for each committee meeting attended. In addition, directors are eligible to receive options to purchase the Company's Common Stock, at the discretion of the Incentive Committee, under the Company's Incentive Plan.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 28, 1998 by: (i) each person known by the Company to be a beneficial owner of more than five percent of the outstanding Common Stock; (ii) each of the Company's directors;
(iii) each nominee for election as a director; (iv) each executive officer of the Company named in the Summary Compensation Table below; and (v) all executive officers and directors of the Company as a group.

Name of Beneficial Owner  Shares Beneficially Owned (1)     Percent of Class(1)
C. Harry Knowles                  3,303,000                       61.27%
Janet H. Knowles                  3,303,000(2)                    61.27%
Stanton L. Meltzer                  205,332(3)                     3.81%
William Rulon-Miller                  2,200(4)                       *
Dale M. Fischer                      31,583(5)(6)                    *
Thomas E. Mills IV                   30,484(7)(8)                    *
Benny A. Noens                       12,264(9)                       *
William G. Smeader                   29,480(5)                       *
Kevin P. Woznicki                    12,000(10)                      *
Wellington Management Co.          447,600(11)                      8.30%
All executive officers and
directors as a group (11 persons)    3,655,687(12)                 66.23%

-----------------
*        Less than 1%.

(1)      Based on 5,390,808 shares outstanding as of April 28, 1998.
         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities.

(2) Janet H. Knowles, Vice President, Administration, Secretary and Treasurer is the wife of C. Harry Knowles and, therefore, may be deemed to have shared voting and investment power with respect to the 3,303,000 shares owned by Mr. Knowles.

(3) Includes 181,999 shares held in a trust for the benefit of the children of C. Harry Knowles and Janet H. Knowles pursuant to which Mr. Meltzer has shared voting and investment power as trustee.

(4) Includes currently exercisable options to purchase 2,000 shares of Common Stock.

(5) Includes currently exercisable options to purchase 25,000 shares of Common Stock.

(6) Includes 1,000 shares held in a trust of which Mr. Fischer is a trustee and a beneficiary.

(7)      Includes an aggregate of 300 shares held by Mr. Mills' children.

(8) Includes currently exercisable options to purchase 27,000 shares of Common Stock.

(9) Includes currently exercisable options to purchase 10,000 shares of Common Stock.

(10) Represents currently exercisable options to purchase 12,000 shares of Common Stock.

(11) According to the Schedule 13G filed with the Commission by Wellington Management Co. for the year ended December 31, 1997, the business address of Wellington Management Co. is 75 State Street, Boston, MA 02109. Additionally, Wellington Management Co. reported shared voting power with respect to 409,600 shares of Common Stock, and shared dispositive power with respect to 447,600 shares of Common Stock.

(12) Includes currently exercisable options to purchase an aggregate of 128,800 shares of Common Stock.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

         The following table summarizes the compensation earned for services rendered during each of the last three fiscal years with respect to the Company's Chief Executive Officer and the Company's five other most highly compensated executive officers.


                          SUMMARY COMPENSATION TABLE

                             Annual Compensation        Long-Term
                    -------------------------------    Compensation
                                                          Awards
                                                    ------------------

                                                      Securities
                                             Other       Under-   All
Principal                                   Annual       lying    Other
Underlying         Fiscal                   Compen-     Options Compen-
Position            Year Salary($) Bonus($) sation($)     (#)    sation($)

C. Harry Knowles    1997 $200,000  $200,000    -           -    $ 5,247
Chairman of the     1996  200,000   200,000    -           -      4,213
Board, President,   1995  200,000   200,000    -           -      4,683
and Chief Executive
Officer

Thomas E. Mills IV  1997  140,000(2)150,000    -           -      5,247
Executive Vice      1996  140,000   100,000    -         10,000   4,213
President and Chief 1995  131,923(2) 25,000    -           -      4,683
Operating Officer
and Chief Financial
Officer

Dale M. Fischer     1997  140,000   100,000    -           -      5,247
Vice President,     1996  140,000   143,367    -         10,000   4,213
International Sales 1995  140,000   109,167    -           -      4,683

Benny A. Noens      1997  150,000   173,445 $ 7,442(4)     -      5,247
Vice President,     1996  150,000   110,671   7,049(4)   10,000   4,213
European Sales      1995  149,440(3) 60,442  71,782(4)     -      4,683
and Managing
 Director, Metrologic
 Instruments, GmbH

William G. Smeader  1997  140,000   100,000    -           -      5,247
Vice President,     1996  140,000    60,000    -         10,000   4,213
Manufacturing       1995  131,923(5) 25,000    -           -      4,683

Kevin P. Woznicki   1997  140,000   115,938    -           -      5,247
Vice President,     1996  136,539(6) 60,000    -         20,000   5,553
North American      1995   55,000(6) 16,250    -           -       -
Sales

(1) Represents the Company's contributions to the Company's profit sharing plan, including employer 401(k) matching contributions, on behalf of each executive officer.

(2) On June 1, 1995, Mr. Mills became the Company's Vice President, Finance and Mr. Mills' annual base salary was increased from $120,000 to $140,000. On April 22, 1998, Mr. Mills became the Company's Executive Vice President, Chief Operating Officer and will continue to serve as Chief Financial Officer.

(3)      On January 1, 1995, Mr. Noens' annual base salary was increased to
         $150,000.

(4) Mr. Noens' other annual compensation includes taxes paid in Germany on Mr. Noens' behalf under an expatriate tax equalization agreement with the Company. A portion of such income tax payments is related to income earned in 1994. Also includes certain foreign housing costs incurred by the Company on behalf of Mr. Noens.

(5) On June 1, 1995, Mr. Smeader's annual base salary was increased from $120,000 to $140,000.

(6) Mr. Woznicki became the Company's Director of Marketing on August 1, 1995. On August 1, 1996 Mr. Woznicki became the Company's Vice President of Marketing. On December 1, 1996 Mr. Woznicki became the Company's Vice President, North American Sales. From August 1, 1995 to April 30, 1996, Mr. Woznicki's annual salary was $130,000. On May 1, 1996 Mr. Woznicki's base salary was increased to $140,000.

Stock Grants

         There were no options granted pursuant to the Company's Incentive Plan to any named officers during the fiscal year ended December 31, 1997.

Fiscal Year - End Option Information

         The following table sets forth information with respect to the exercise of stock options during the 1997 fiscal year by each of the executive officers of the Company named in the Summary Compensation Table, the number of shares covered by exercisable and unexercisable options held by such executive officers on December 31, 1997 and the value of such unexercised options on December 31, 1997.


                   VALUE OF OPTIONS HELD AT DECEMBER 31, 1997

                                               Number
                                            of Securities       Value of
                                             Underlying        Unexercised
                                            Unexercised        In-the-Money
                       Shares    Value       Options at       Options at
                    Acquired on Realized     12/31/97 (#)     12/31/97 ($)(2)
                                           Exer-    Unexer-   Exer-   Unexer-
Name                Exercise (#) ($)(1)   cisable   cisable  cisable  cisable
C. Harry Knowles        --          --        --       --       --       --
Dale M. Fischer         --          --      20,000   10,000  $31,080  $14,020
Thomas E. Mills IV      --          --      20,000   10,000   31,080   14,020
Benny A. Noens        14,000     $41,153     6,000   10,000    9,020   14,020
William G. Smeader      --          --      20,000   10,000   31,080   14,020
Kevin P. Woznicki       --          --       8,000   12,000   10,000   15,000

(1) Represents market value of underlying securities on date of exercise less the exercise price.

(2) Options are in-the-money if the market value of the shares covered thereby is greater than the options' exercise price. Calculated based on the fair market value at fiscal end of $12.63 per share, less the exercise price.

     REPORT OF THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

Compensation Policies

         The Company operates in a competitive and high technology business environment. The goals of the Company's executive compensation program are to motivate executives to achieve the Company's business and technical objectives in this environment and reward them for their achievement, foster teamwork and attract and retain executive officers who contribute to the overall success of the Company. The Compensation Committee and the Incentive Committee of the Board of Directors utilize salary, incentive bonuses, and incentive stock awards to meet these goals.

         In determining compensation and incentive levels, the Compensation and Incentive Committees of the Board take into account a number of factors. These include providing compensation comparable to that offered by other leading high technology companies.

         The Incentive Committee of the Board has the authority to grant awards under the Incentive Plan, which provides for the award to officers and employees of the Company and its subsidiaries of qualified and non-qualified stock options, restricted stock, performance shares and performance units and the award of non-qualified stock options to directors and consultants of the Company and its subsidiaries.

Compensation Components

         The salary portion of executive compensation was determined by reviewing compensation levels at companies in the same industry as the Company and of comparable size.

         A portion of the annual compensation of each executive officer was in the form of a cash bonus. Bonuses for executive officers responsible for sales activities were based on the amount by which 1997 sales for such executive officer's area of responsibility exceeded pre-agreed sales targets for such area, and for the other executive officers, the bonus for each such officer, including the Chief Executive Officer, was based on the Compensation Committee's judgment as to such executive officer's individual performance and contribution to the Company's profitability.

         The Incentive Committee believes that compensation in the form of stock options closely aligns the executive officers' interests with those of shareholders and provides a major incentive to executive officers in building shareholder value. The Incentive Committee may review the prior level of grants and awards to the executive officers and to other members of senior management, including the number of shares which continue to be subject to vesting under outstanding options, in setting the level of options to be granted to the executive officers. Stock options are granted at the market price on the date of grant and will provide value to the executive officers only when the price of the Company's Common Stock increases over the exercise price.

Chief Executive Officer Compensation

        On March 18, 1998, the Compensation Committee met to approve and ratify the compensation of the Chief Executive Officer for the 1997 fiscal year.The Compensation Committee determined that for fiscal year 1997, a substantial portion of the Chief Executive Officer's compensation should be in the form of a bonus. As a result, the Compensation Committee set the base salary of the Chief Executive Officer at $200,000 and awarded a cash bonus of $200,000. The Compensation Committee established the Chief Executive Officer's bonus considering the Company's significant achievements in 1997. These achievements included overall sales growth of 14%. The Chief Executive Officer managed several accomplishments in 1997, including the introduction of the second generation of HoloTrak(R) industrial holographic bar code scanners, the execution of various brand label agreements for sales of HoloTrak products, the establishment of an Asian sales, service, and distribution office location in Singapore, and the execution of a joint venture agreement providing for the formation of Metrologic do Brasil Ltda headquartered in Sao Paulo, Brazil.

         The Company has continued to improve its technological position with an increase in its patent portfolio and several technological developments, which include holographic optical elements (HOE's) for use in future point of sale products, and the design of a high speed holographic scanner tunnel system.

         Manufacturing capacity enhancements have increased the number of units produced annually by approximately 40%.

                           Signed and respectfully submitted.


                           Stanton L. Meltzer
                           William Rulon-Miller

                            STOCK PERFORMANCE GRAPH

[graphic omitted - the following table represents the graphic data]


         The following graph compares the cumulative total shareholder return from September 29, 1994 (the date of the Company's initial public offering) through December 31, 1997, for the Company's Common Stock, a peer group consisting of certain manufacturers of bar code equipment or auto-identification equipment and the S&P 500 Index, each of which assumes a $100 investment on September 29, 1994 and re-investment of dividends. The companies comprising the peer group are Caere Corporation; Eltron International Inc.; Percon, Inc.; PSC Inc.; Robotic Vision Systems Inc.; ScanSource, Inc.; Symbol Technologies, Inc.; Telxon Corporation; Zebra Technologies Corporation.


Company                     September 29,   Fiscal Year Ending  December 31,
                                1994        1994      1995     1996     1997

Metrologic Instruments, Inc.    100.00     141.86     93.02   151.16    117.44
Peer Group                      100.00     109.16    159.70   134.73    177.26
Broad Market                    100.00      99.98    137.56   169.15    225.58

                              CERTAIN TRANSACTIONS

         Since 1990, the Company's executive offices and manufacturing facilities have been located in Blackwood, New Jersey in a building leased by the Company from C. Harry Knowles, Chairman of the Board, President and Chief Executive Officer of the Company, and Janet H. Knowles, Vice President, Administration, Secretary, Treasurer and a director of the Company. During 1997, the Company paid Mr. and Mrs. Knowles an aggregate of approximately $729,000 under the lease agreement for rent payments .

         The accounting firm in which Stanton L. Meltzer, a director and shareholder of the Company, is a principal, received approximately $75,000 during 1997 for tax consulting services performed for the Company.

         In connection with a distribution in the amount of $1,561,000 paid to the Company's shareholders who were shareholders prior to the Company's initial public offering, on account of previously undistributed S Corporation earnings accumulated through December 31, 1993, which were taxed at the shareholder level, $780,500 is being paid pursuant to seven-year notes of the Company, bearing interest at an annual rate equal to PNC Bank, National Association's prime rate plus 0.5%. Of the remaining aggregate principal amount of the notes of $446,000, approximately $418,300 is payable to Mr. Knowles. Payments made to Mr. Knowles in 1997 amounted to approximately $151,000 including approximately $46,000 in interest.

         All transactions between the Company and its officers, directors, principal shareholders or affiliates have been and will be on terms no less favorable to the Company than could be obtained from unaffiliated parties. All such future transactions will be approved by the Company's outside directors.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

         Ernst & Young LLP have been selected by the Company to continue as its independent auditors for the fiscal year ending December 31, 1998. Services provided to the Company and its subsidiaries by Ernst & Young LLP for the fiscal year ended December 31, 1997 included the audit of the Company's consolidated financial statements, timely interim reviews with limited procedures of quarterly reports, third party review services related to filings with the Securities and Exchange Commission and consultation on various tax matters. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998 will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

         The Board of Directors recommends a vote "FOR" ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 1998 fiscal year.

                                 OTHER MATTERS

         Management does not know of any matters other than those referred to in this Proxy Statement that may come before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

                             SECTION 16 COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, generally requires the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities ("10% owners") to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% owners are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of copies of such reports furnished to the Company and written representations that no other reports were required to be filed during the 1997 fiscal year, all Section 16(a) filing requirements applicable to its directors, executive officers and 10% owners were satisfied.

                             SHAREHOLDER PROPOSALS

         The Company's Amended and Restated Certificate of Incorporation sets forth procedures for shareholders to nominate directors for election. In order for shareholders to nominate directors for election, shareholders must give timely notice and make certain specified disclosures about (i) themselves, (ii) their ownership of shares in the Company and (iii) the proposed nominees and their ownership of shares in the Company. In order for the notice to be timely, it must be submitted to the Company not less than 60 days nor more than 90 days prior to the scheduled annual meeting; provided, however, if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, to be timely, notice by the shareholder must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

         In addition, in order to bring business before a shareholders' annual meeting, shareholders must give timely notice and make certain specified disclosures about (i) themselves, (ii) their ownership of shares in the Company, (iii) the reason for the proposal and (iv) their financial interest in the Company. If a shareholder wishes to present a proposal at the 1999 Annual Meeting of Shareholders, the proposal must comply with the Company's Amended and Restated Certificate of Incorporation and must be received by the Company not less than 60 days nor more than 90 days prior to the scheduled annual meeting; provided, however, if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, to be timely, notice by the shareholder must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. In addition, any shareholder proposal intended for inclusion in the proxy material for the 1999 Annual Meeting of Shareholders must also be received in writing by the Company on or before January 28, 1999. The inclusion of any proposal in the proxy material will be subject to the applicable rules of the Commission.

                                   FORM 10-K

         THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDING FINANCIAL STATEMENTS AND THE SCHEDULE THERETO, BUT EXCLUDING EXHIBITS. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT AT 90 COLES ROAD, BLACKWOOD, NEW JERSEY 08012.


                      By Order of the Board of Directors,




                                            Janet H. Knowles
                                            Secretary

METROLOGIC INSTRUMENTS, INC.

PROXY

The undersigned hereby appoints C. Harry Knowles and Stanton L. Meltzer the proxies of the undersigned (each with power to act alone and with power of substitution and with discretionary authority to vote as designated on the reverse side) to represent and vote at the Annual Meeting of Shareholders of Metrologic Instruments, Inc. to be held at the Company's corporate headquarters located at 90 Coles Road, Blackwood, New Jersey 08012 on June 25, 1998 at 3:30 P.M., or at any adjournments or postponements thereof, the shares of stock of the Company which the undersigned would be entitled to vote if then personally present, as indicated herein, and in their discretion upon such other business as may come before the Annual Meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith.

This proxy is solicited by the Board of Directors. The Board recommends a vote FOR the director nominated and FOR the ratification of Ernst & Young LLP as the Company's independent auditors for fiscal 1998.

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE OR, IF NO SPECIFICATIONS ARE MADE, THEY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINATED AND FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 1998.

                (PLEASE FILL IN, SIGN AND DATE ON REVERSE SIDE)

X   Please mark your votes as in this example.


1. Election of William Rulon-Miller               FOR          WITHHELD
    as director with term expiring in 2001.      _____           _____




2.  Ratification of Ernst & Young LLP        FOR     AGAINST    ABSTAIN
     as independent auditors.               _____     _____      _____





SIGNATURE(S)____________________________________  DATE__________________, 1998
SIGNATURE(S)____________________________________  DATE__________________, 1998
NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as a corporate officer, attorney, executor, administrator, trustee or guardian, please give full title as such.